UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2005

Commission File No. 0-20740

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0277592
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

18200 Von Karman Avenue, Suite 1000

Irvine, California 92612

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (949) 585-4000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On December 18, 2005, the Compensation Committee of the Board of Directors of Epicor Software Corporation (the “Company”) authorized the Company’s accelerating the vesting of certain unvested and “out-of-the-money” stock options outstanding under the company’s stock plans that have exercise prices per share of $14.31 or higher. Options to purchase approximately 475,000 million shares of the company’s common stock became exercisable immediately. Options held by non-employee directors were not included in the vesting acceleration. In addition, in order to prevent unintended personal benefits to executive officers, restrictions will be imposed on any shares received through the exercise of accelerated options held by those individuals. Those restrictions will prevent the sale of any shares received from the exercise of an accelerated option until the date on which such shares would have vested under the options original vesting terms.

The Company is taking this action in order to reduce the future compensation expense associated with unvested stock options following the adoption of Statement of Financial Accounting Standards No. 123, Share Based Payment (revised 2004) (“SFAS 123R”). The Company will be required to apply the expense recognition provisions of SFAS 123R beginning in the first quarter of 2006. As a result of the acceleration, the Company expects to reduce the stock option expense it otherwise would be required to record in connection with the accelerated options by approximately $2.5 million over the original option vesting periods.

Item 8.01.    Other Events.

On December 19, 2005, the company issued a press release announcing the acceleration of vesting described under Item 1.01 of this report on Form 8-K. A copy of the press release is attached as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits.

The following exhibit is furnished as part of this report:

Exhibit Number	Description

99.1	News release for Epicor Software Corporation dated December 19, 2005 titled “Epicor Announces Acceleration of Stock Option Vesting”

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EPICOR SOFTWARE CORPORATION (Registrant)

Date: December 21, 2005	/s/ John D. Ireland
John D. Ireland Vice President and General Counsel

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Exhibit Index

Exhibit Number	Description of Document

99.1	News release for Epicor Software Corporation dated December 19, 2005 titled “Epicor Announces Acceleration of Stock Option Vesting.”

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